Exhibit 8.1

September 1, 2021

BowX Acquisition Corp.

2400 Sand Hill Road, Suite 200

Menlo Park, California 94025

Ladies and Gentlemen:

We have acted as special U.S. tax counsel to BowX Acquisition Corp., a Delaware corporation (“BowX”), in connection with (a) the Agreement and Plan of Merger (the “First Merger Agreement”) dated as of March 25, 2021, by and among BowX, WeWork Inc., a Delaware corporation (the “Company”), and BowX Merger Subsidiary Corp., a Delaware corporation and a direct wholly owned subsidiary of BowX (“Merger Sub I”), pursuant to which at the effective time (the “Effective Time”), Merger Sub I will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of BowX (the “First Merger”), and as promptly as practicable following the Effective Time, the Company will merge with and into BowX Merger Subsidiary II, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of BowX (“Merger Sub II”), with Merger Sub II surviving as a wholly owned subsidiary of BowX (the “Second Merger,” and together with the First Merger, the “Mergers”) pursuant to an agreed form agreement and plan of merger, by and among BowX, the Company and Merger Sub II (the “Second Merger Agreement”). In connection with the registration statement on Form S-4 filed with the Securities and Exchange Commission on May 14, 2021 (File No. 333-256133), as amended or supplemented through the date hereof (the “Registration Statement”), we are rendering our opinion (the “Opinion”) concerning certain U.S. federal income tax consequences of the Mergers.

In preparing our Opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction of (i) the Registration Statement, (ii) the First Merger Agreement, (iii) the Second Merger Agreement and (iv) such other documents and information as we have deemed necessary or appropriate to render our Opinion. In addition, we have relied upon the accuracy and completeness of certain statements and representations made by BowX and the Company, including those set forth in letters dated as of the date hereof from an officer of each of BowX and the Company (the “Officer’s Certificates”). For purposes of rendering our Opinion, we have assumed that such statements and representations are and will continue to be accurate and complete without regard to any qualification as to knowledge, belief, intent or otherwise. Our Opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy and completeness of the facts, information, covenants and representations set forth in the documents referred to above and the statements and representations made by BowX and the Company, including those set forth in the Officer’s Certificates. For purposes of our Opinion, we have not independently verified all of the facts, representations and covenants set forth in the Officer’s Certificates, the Registration Statement, or in any other document. We have also assumed that the Mergers will be consummated in the manner contemplated by the Registration Statement, the First Merger Agreement and the Second Merger Agreement and that none of the terms or conditions contained therein will be waived or modified.

For purposes of our Opinion, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, electronic or photostatic copies and the

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authenticity of the originals of such copies. In making our examination of documents executed, or to be executed, we have assumed that the parties thereto had, or will have, the power, corporate or other, to enter into and to perform all obligations thereunder. Any inaccuracy in, or breach of, any of the aforementioned statements, representations or assumptions could adversely affect our opinion.

In rendering our Opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, pertinent judicial authorities, published opinions and administrative pronouncements of the Internal Revenue Service (the “IRS”), and such other authorities as we have considered relevant, all as they exist on the date hereof and all of which are subject to change or differing interpretations, possibly on a retroactive basis. A change in any of the authorities upon which our Opinion is based or any material change in the documents referred to above could affect our conclusion herein. There can be no assurance, moreover, that our Opinion will be accepted by the IRS or, if challenged, by a court.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein and in the Registration Statement under the heading “U.S. Federal Income Tax Consequences of the Mergers for WeWork Stockholders,” we are of the opinion that, under current law, the Mergers, taken together, will be treated as a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. We express no opinion on the potential U.S. federal income tax consequences of the Mergers pursuant to Section 897 of the Code.

This opinion is being furnished in connection with the filing of the Registration Statement, and cannot to be relied upon for any other purpose without our prior written consent. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm name therein under the captions “U.S. Federal Income Tax Consequences of the Mergers for WeWork Stockholders” and “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder. Our opinion is being delivered prior to the consummation of the Mergers and therefore is prospective and dependent on future events. We are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant or assumption relied upon herein that becomes incorrect or untrue, inaccurate or incomplete, in which case, our opinions shall be void and of no force or effect, but only to the extent that such untruth, inaccuracy or incompletion affects the accuracy of the opinion provided herein.

Sincerely,

/s/ Cooley LLP